EXHIBIT 21




                                  SUBSIDIARIES


1.    Fine Host Services Corporation, a Delaware corporation.

2.    Fanfare, Inc., a Massachusetts corporation.

3.    Creative Food Management, Inc., an Ohio corporation.

4.    Northwest Food Service, Inc., an Idaho corporation.

5. PCS Holdings Corp., a North Carolina corporation (formerly known as HCS Management Corp.).

6.    Republic Management Corp. of Massachusetts, a Massachusetts corporation.

7.    Serv-Rite Corporation, a New York corporation.




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